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THOMAS INDUSTRIES INC.

     EXECUTIVE OFFICE

     4360 Brownsboro Road, Suite 300

     Louisville, Kentucky 40207-1642

     502/893-4600 • Fax: 502/895-6618

GARDNER DENVER’S PROPOSED ACQUISITION OF THOMAS INDUSTRIES RECEIVES REGULATORY APPROVAL: Transaction Expected to Close on July 1, 2005

     Louisville, Ky., May 23, 2005 -- Thomas Industries Inc. (NYSE: TII) today reported that its previously announced agreement to be acquired by Gardner Denver, Inc. (NYSE: GDI) has received all required regulatory approvals. The transaction is scheduled to close on July 1, 2005, subject to approval of Thomas Industries’ shareholders and the satisfaction of other customary closing conditions. Upon closing, Thomas will become a subsidiary of Gardner Denver and will no longer be a publicly traded company.

As of March 31, 2005, Thomas had $262.8 million in cash, cash equivalents and short-term investments. The net transaction value, including the purchase price of $40.00 per share for all outstanding shares and share equivalents (approximately $734.2 million), the assumption of $8.6 million of current and long-term capitalized lease obligations and net of cash, is approximately $480 million.

Thomas Industries’ shareholders will be asked to vote upon the proposed transaction at a Special Meeting of Shareholders, which will be held on July 1, 2005. A proxy statement will be mailed to shareholders of record as of May 27, 2005.

Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by world-wide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitations, the expected timing and completion of the acquisition of Thomas Industries by Gardner Denver Inc. Actual results regarding the timing and completion of such acquisition could differ materially from the above statement due to various uncertainties and factors, including, without limitation, the risk that conditions to completion of the acquisition are not satisfied, including the receipt of the approval of the Thomas Industries' stockholders and other customary closing conditions set forth in the merger agreement. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

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